Exhibit 99.2

Trex Company, Inc.

Second Quarter 2025 Conference Call

Monday, August 04, 2025, 04:30 PM ET

CORPORATE PARTICIPANTS

Bryan Fairbanks--President and Chief Executive Officer

Brenda Lovcik--Senior Vice President and Chief Financial Officer

Amy Fernandez--Senior Vice President, Chief Legal Officer and Secretary

Casey Kotary--ADVISIRY Partners

PRESENTATION

Operator

Good day, and welcome to the Trex Company Second Quarter 2025 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing “*” followed by “0”. After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press “*” then “1” on your telephone keypad. To withdraw your question please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer; and Brenda Lovcik, Senior Vice President and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary; as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the second quarter of 2025. This release is available on the company's website. This conference call is also being webcast and will be available on the Investor Relations page of the company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the company's expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for participating in today's call to review our second quarter results and discuss our business outlook. The Trex team delivered strong second quarter results, highlighted by 3% net sales growth, achieving a record level of quarterly sales despite adverse weather conditions in many parts of the country and despite a declining Repair and Remodel market. These results are a testament to the high level of execution from our team and our channel partners as well as broad-based and sustained demand for our differentiated products.

We are pleased with our results to date, which are grounded in the resilience of our Trex consumer, the benefits of our unique channel positioning and the appeal of our new products. Our success demonstrates effective focus and underscores the importance of ongoing investment in the strategies fueling our momentum, while strengthening the branding and marketing messages that connect with consumers and channel partners alike.

Sales trends were similar to those of the first quarter. Demand was led by a strong performance of Trex composite and aluminum railing, Trex Lineage® decking and positive momentum in our expanded mid-priced Select® decking line. Over the past 18 months, we've seen wood-alternative products take 170 basis points of market share from wood. And as always, Trex is aggressively pursuing wood conversion as a core growth strategy.

From a geographic standpoint, we see strong demand in markets across the U.S. We continue to be pleased with our pickup in dealer conversions and TrexPro contractor recruitment activity in the Western region, which together with our existing and new distributors are increasing market penetration of Trex products.

As the competitive landscape within our industry continues to evolve, we feel confident that our consistent consumer messaging, unwavering commitment to our channel partners and focus on the decking and railing segment will result in additional sales growth. Additionally, Trex will ensure that our products are available everywhere that consumers make their purchasing decisions.

Product development remains a key element of our long-term strategy. New products were once again a key contributor to the past quarter's sales performance. Products launched within the last 36 months continue to represent 22% of quarterly sales, significantly ahead of the 13% contribution in the same period last year.

The past 12 months have been a period of record product introductions by Trex. We've built on the success of the Trex Lineage and Select decking lines by introducing new hues and further integrating our popular SunComfortable™ heat-mitigating technology, now also featured in the latest colors within our value-focused Enhance® decking collection.

As consumers increasingly seek to enjoy their outdoor living spaces, Trex offers a compelling solution, low-maintenance performance-engineered decking that comprise proprietary heat-mitigating technology and superior scratch and stain resistance, all made from 95% recycled and reclaimed materials. It is an ideal choice, particularly for the environmentally conscious consumer. We plan to continue rolling out our heat-mitigating technology with new product launches.

Over the past year, we've greatly expanded our railing portfolio to offer consumers a comprehensive range of options across every price point and design preference. From the value-priced Trex Select Composite T-Rail, which delivers the high performance of composite materials while competing on price with PVC vinyl, to the premium Trex X-Series™ Cable and Frameless Glass Rails, which deliver elevated aesthetics favored by design-conscious homeowners.

In the second quarter, our expanded railing portfolio continued to gain traction across both key channels, in the Pro channel where distributors have aligned with our railing products and in the home center channel, where we secured additional shelf space. We also continued to strengthen our investments in branding and marketing, featuring our expanded railing portfolio, submersible marine-grade decking for both fresh and saltwater environments, and demonstrating the enhanced comfort and aesthetic appeal of a Trex deck.

Our new “Performance-Engineered for Your Life Outdoors” campaign, which launched on May 1st, highlights our leadership in innovation and our commitment to delivering outdoor solutions that combine lasting beauty with real-world durability. New performance-engineered products are currently in the pipeline for market launch in the coming year.

In the second quarter, our new inventory strategy and level-loading production delivered important benefits. Trust from our channel partners that Trex has the inventory availability needed to meet consumer demand, enhancement in our operational efficiency and reduction of the quarterly volatility in our results. This past quarter saw the first returns from our new state-of-the-art plastic processing facility in Arkansas. The performance results have been very promising.

Production rates and yields surpassed our initial expectations, and the facility is helping reduce the need for externally purchased plastic pellets for our decking operations in Virginia and Nevada. Importantly, these production results affirm our expectations that once fully built, Arkansas will be a model for efficient, vertically integrated, self-sufficient production that supports our channel partners and capitalizes on growth opportunities for years to come.

To sum up, as we look ahead, we expect similar sales trends in the third quarter, representing substantial year-on-year revenue growth and positive financial performance, which Brenda will detail in a moment. We're pleased that even amid a Repair and Remodel market that's now projected to be down in 2025 versus last year, Trex is positioned to continue outperforming the market.

Now before I turn the call over to Senior Vice President and CFO, Brenda Lovcik, for a financial review, I'd like to take a moment to thank Brenda for her contributions to Trex and wish her all the best in her future endeavors. Brenda?

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. We are pleased with our performance in the second quarter and year-to-date, especially against the backdrop of challenging weather and a soft Repair and Remodel market that now looks to be down compared to 2024.

We continue to execute effectively against our goal of outperforming the Repair and Remodel market, driven by resilient consumer demand for Trex decking and strengthened by the successful launch of new products that have been well received by the market.

We are making excellent progress on the build-out of our state-of-the-art Arkansas manufacturing facility. Recycled plastic processing began on schedule in Q2, and production rates and yields have exceeded our initial expectations. On-site plastic pellet production is delivering cost savings by reducing our reliance on more expensive external sourcing.

Additionally, the advanced processing technology at Arkansas will allow us the option of utilizing lower-grade, less-desirable recyclable plastic, further reducing input costs and reinforcing our commitment to sustainability, while maintaining the quality of our high-performance, low-maintenance products.

As Bryan mentioned, once fully operational in 2027, the Arkansas facility will become our most efficient production hub, enabling us to expand capacity to support market growth and more effectively serve our channel partners.

I would now like to review our second quarter 2025 and year-to-date results. Please note that unless otherwise stated, all comparisons discussed are on a year-over-year basis compared to the second quarter of 2024. As a reminder, this is the first year of our new level-loaded manufacturing strategy, which we put in place to bring greater efficiency to our manufacturing, while also reducing the volatility typically associated with channel stocking and destocking.

This new strategy has caused lower than typical first half gross margins given the shift in production and associated utilization rates but will result in higher than historical second half of the year gross margins. Over time, we believe the level-loading strategy will be accretive to the full year gross margins.

Similar to Q1, we also incurred several one-time expenses tied to strategic initiatives, including start-up costs associated with our Arkansas plastic processing facility, railing conversion efforts and investments in digital transformation. I will provide adjusted results reflecting these items while discussing our financial performance. A reconciliation of these adjustments can be found in our Q2 press release on trex.com.

In the second quarter, net sales were $388 million, a 3% increase compared to $376 million in the prior year. Despite adverse weather slowing construction activity in many parts of the U.S. and lower Repair and Remodel spending, we achieved low single-digit growth, demonstrating the strength of the Trex brand and the adoption of our new products.

Gross profit was $158 million and gross margin was 40.8% compared to gross profit of $168 million and gross margin of 44.7%, down $10 million or 390 basis points. The decrease is primarily due to the one-time strategic investments made within the quarter as well as lower year-over-year production due to our decision to level load, which we estimate had a 100-basis point impact on the quarter. While level loading negatively impacted gross margins in Q1 and Q2, as previously noted, we will see a benefit to the margins in Q3 and Q4.

In addition, costs associated with the successful reengineering of our Enhance decking line were approximately $4 million or a 100-basis point impact but have not been adjusted out of gross margin. This project is now complete, and we do not expect any additional Enhance-related expenses going forward.

The strategic investments this quarter included one-time railing conversion costs of approximately $1.4 million and one-time start-up costs related to Arkansas facility of approximately $1.3 million. Excluding these items, adjusted gross profit was $161 million.

Selling, general and administrative expenses were $56 million or 14.4% of net sales compared to $51 million or 13.6% of net sales. The increase is primarily due to the additional investments in branding, which we are delivering positive returns as we saw an increase in dealer and contractor searches, product samples sold, and new leads.

One-time expenses related to the start-up of the Arkansas facility and digital transformation activities were approximately $1.1 million. Excluding these one-time expenses, SG&A expenses were $55 million. Net income was $76 million or $0.71 per diluted share, a decrease of 13% from $87 million or $0.80 per diluted share. Excluding the aforementioned expenses, adjusted net income was $79 million or $0.73 per diluted share. Adjusted EBITDA was $122 million, down 6% compared to $130 million.

From a year-to-date perspective, net sales for the first half of 2025 totaled $728 million, a 3% decrease compared to $750 million in the first six months of 2024. Net income was $136 million or $1.27 per diluted share; a 23% decrease compared to $176 million or $1.62 per diluted share. Excluding one-time charges incurred year-to-date, adjusted net income was $143 million, adjusted diluted earnings per share was $1.33, and adjusted EBITDA was $223 million.

Year-to-date operating cash flow was $96 million compared to $20 million in 2024. The increase was primarily due to the lower inventory. We anticipate ending the year with inventory levels at approximately the same level as the end of the year 2024 levels. In the first half, capital expenditures were $126 million, primarily related to the build-out of the Arkansas manufacturing facility.

As noted in today's earnings release, we are pleased to reaffirm our full year 2025 guidance. We expect to see strong year-over-year comparisons in the second half of the year, driven by improved production levels from level loading, the ongoing benefits of our continuous improvement initiatives and the absence of the channel inventory reductions that occurred in the second half of last year.

To reiterate our 2025 guidance, we expect net sales growth of between 5% to 7%, adjusted EBITDA margin to exceed 31%, SG&A expenses to be approximately 16% of net sales, interest expense less than $2 million and depreciation in the range of $55 million to $60 million. We are projecting an effective tax rate of approximately 25% to 26%. Capital expenditures are projected to be approximately $200 million for the full year as we continue the development of the Arkansas campus.

I will provide additional financial information for the third quarter and the remainder of the year given the impact of our level-loading program. We expect Q3 net sales in the range of $295 million to $305 million, indicating growth of 28% at the midpoint as compared to the prior year. As a reminder, in Q3 of last year, there was a $70 million inventory depletion in the channel.

As mentioned above, our level-loading program will benefit gross margins in the third and fourth quarters, while we also eliminate expenses previously associated with our Enhance reengineering efforts. We expect approximately $2 million in additional one-time expenses, impacting our gross profit and $2 million incremental SG&A expenses in both Q3 and Q4, taking us to the high end of our estimate for the one-time expenses, which was $15 million to $20 million for the year. These amounts will be excluded from the adjusted results we report.

We anticipate third quarter and fourth quarter adjusted EBITDA margins to be approximately 32% and 31%, respectively, primarily benefiting from the higher gross margins driven by our level-loading program as well as the lack of additional Enhance-related expenses.

With that, I will now turn the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Brenda. At the end of June, we published our 2024 sustainability report that illustrates how we have seamlessly integrated sustainability into our business as a core strategy and details our company's commitment to circularity, innovative product development, manufacturing efficiency and creating professional growth opportunities for our employees. The report can be found in the “Sustainability” section of our website under the “Why Trex” tab.

In conclusion, we are confident in our market leadership position based on our tremendous brand equity, our differentiated channel positioning and the relationships we've built over more than three decades with the industry's most respected professional contractors, distributors, dealers and home centers by fostering strong partnerships that are reinforced by mutual benefit.

Together, we partner every day to bring the highest quality performance-driven products to the consumer, and the opportunity is tremendous as industry data shows there are over 50 million decks in North America and over half are either at or beyond their normal life spans. This gives us substantial runway for future growth.

Now I'd like to open the call to questions. Operator?

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press “*” then “2.” Please limit yourselves to one question and one follow up question. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Yes, hi. Good afternoon. Thanks for taking my question.

Bryan Fairbanks

Hi, Rafe.

Rafe Jadrosich

I just want to first clarify on the gross margin comments for the third quarter. Can you just give some more color on, is that 100-basis-point step up off of the GAAP number that you gave or is that off of the 41.5% adjusted figure? And then does that include the $2 million of one-time expenses? Just help us understand exactly what that comment is around?

Brenda Lovcik

Original Commentary:

As it relates to gross, we did not give guidance on gross profit or gross margin numbers for Q3 and Q4. We did provide EBITDA, the EBITDA margin guidance, right, of 32% and 31%, respectively. In Q3, you will no longer – we’ll have the reversal of level loading, so that will help us in Q3 and Q4, and then we will no longer have the Enhance costs. Both of those were about 100-basis-point pressure on our margins in Q2.

Corrected Commentary**:

The 100 basis point improvement is based on our adjusted gross margin and indicated a 100 basis point increase from the second to the third quarter.

**-- Post earnings call correction to commentary. Original commentary also details.

Rafe Jadrosich

Okay. So that was an EBITDA margin comment, not gross margin on the 100-basis-point.

Brenda Lovcik

Correct.

Rafe Jadrosich

Got it. Okay. And then the fourth quarter is significantly higher than it's been historically and the step-down from 3Q to 4Q is obviously much lower than it's been historically. Can you just help us understand what is allowing that? Like how much higher is production in the fourth quarter now than what it's been historically? Just to give us some confidence on that higher level for the fourth quarter than it's been?

Brenda Lovcik

We're not going to hand out total production levels, but you will see meaningful production increases both in Q3 and Q4 to level the gross margin as you're describing.

Bryan Fairbanks

One of the benefits we're seeing with this level-loaded production, and we've talked about this in prior calls, is less volatility in the quarterly earnings. So, you don't have the really high gross margin all of a sudden in one quarter and then the fourth quarter, a much lower. Now still in the fourth quarter, you do have lower sales. So, it is more difficult to cover all of those fixed costs. So, there are some adjustments at that point that do drive somewhat lower margin there. But you're going to generally see much lower volatility, assuming we can keep our production relatively level loaded at our plants over the course of the year.

Rafe Jadrosich

Got it. Thank you.

Bryan Fairbanks

Thanks, Rafe.

Operator

Our next question comes from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. Good afternoon, everyone. My first question is talking a bit about the demand picture out there. Can you give us a bit more color on the outperformance that you're seeing versus the market? How much of that is being driven by the new products and the share gains that you talked about? And how are you thinking about just the broader path from here given the state of the consumer and the housing backdrop?

Bryan Fairbanks

Overall, we were pleased with the behavior of our consumers, seeing our contractor backlogs in the six-week to eight-week range. We're seeing that in the third quarter as well. We've seen outperform against Repair and Remodel really for a couple of years now, that continues. It is a low-cost way for people to be able to add square footage to their home.

I mentioned about the large number of 50 million wood decks in existence in North America, most of which are at the point where they need to be replaced. So those are some of the secular factors that are helping this industry grow, albeit not at the levels we would normally like to grow, but at least showing growth numbers as compared to many other Repair and Remodel companies.

Susan Maklari

Okay. That's helpful. And then can you also talk a bit about the efficiencies that you're seeing within your own operations? How that is coming through to the margins? And any thoughts on initiatives or anything that we should be aware of as we think about the back half of the year in terms of some of those aspects?

Bryan Fairbanks

Coming through the past couple of years has been really choppy for operations. We expanded capacity quickly in the pandemic then had to bring it back down again as we worked through excess inventory, then had to bring it back on again. And with those significant swings in production, that adds a lot of inefficiency into the organization.

By level loading and running consistently from month-to-month over a longer period of time, we can make minor step-ups. We could make minor step downs without any impact to the efficiency that we're seeing. We're seeing higher rates, higher yields, improved quality across all of our manufacturing operations as it relates to this strategy. Additionally, with Little Rock coming on, while we are still in start-up phase, we have a lot of other assets to bring on. We are very encouraged with the initial performance we've seen of the new plastic processing technology that we've put in place.

We've talked over the years, Trex has had a long history of continuous improvement. We know that every year, there are a certain amount of costs that are going to come into the business. We work as hard as we can to try to offset a reasonable amount of those costs with those continuous improvement activities and that's something that will continue on into the foreseeable future.

Susan Maklari

Okay. Thank you. Good luck with the quarter.

Bryan Fairbanks

Thanks, Susan.

Operator

Our next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. Just want to go back to the first question, the -- about the sequential 100 basis points. I just want to make sure I understand this is 100 sequential basis points improvement from second quarter EBITDA to third quarter EBITDA. Is that correct?

Brenda Lovcik

So, the EBITDA discussion is -- I want to get to focus on 32%. So Q3, we're going to be approximately at 32% EBITDA and in Q4, 31% EBITDA. That increase will be driven largely from gross margin improvements. And again, the biggest changes in gross margin are going to be the elimination of the Enhance expenses that we had, which are approximately 100 basis points. The level loading, which again was a drag on our margin of 100 basis points in Q2. And then you'll have those one-time gross margin that will -- adjusted gross margin for our strategic investments also included and they're a little bit more expensive in Q3 and Q4.

Keith Hughes

Okay. And it appears as though, just the way you're talking about it, the gross margin, there will be a step down from the third to the fourth, but it should be fairly modest. Is that directionally...

Brenda Lovcik

Exactly. Exactly. One other thing to remember in the gross margin is Q2 is when we started the production in our poly processing plant and so we started the depreciation of that as well. And so as a reminder, it's $10 million for the full year, so approximately $2.5 million a quarter of depreciation that is now hitting the gross margin line.

Keith Hughes

Okay. Got it. One other question for Bryan, just in terms of sell-through, what are you seeing? And is it varied a lot by month as we particularly get into July?

Bryan Fairbanks

It varied considerably in May because of the wet weather that we saw across a good portion of the country. As we started moving into mid-June, we saw it pick up considerably, it continued to do well into July. So yes, it was definitely different depending upon the weather conditions. I think the second quarter could have been a really good quarter on a sell-through basis had we seen more favorable weather conditions across the country.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hi, good afternoon. Thanks for taking the question. My first question is just on the broader R&R outlook. I think last quarter, it was flat. Now it's going to be down a little bit. I guess just what's changed, would be helpful?

Bryan Fairbanks

We're just -- what we're seeing is the other reports that are coming out at this point, other industry experts that are expecting to see some weakness with it, general consumer uneasiness about the economy at this point. So, might it end up being flat? Very possibly, but it seems like there's more of a bias towards the downside at this point.

Ryan Merkel

Yes. I take your point. It's been kind of mixed out there. So, it's hard to say what's going to happen. All right. And then my next question, I think Brenda mentioned level loading is going to be accretive to margins. I'm not sure if you've said that before, but could you talk about why that is? And then I'd be curious how accretive it's going to be to margins if you're willing to give us that.

Brenda Lovcik

Well, it's accretive because we'll be doing more production in Q3 and 4 as we level load the facility. We're not going to get into the actual specifics of that. But again, by level loading that, we gain a lot of efficiencies as Bryan emphasized earlier.

Ryan Merkel

Got it. All right. I'll pass it on. Thanks.

Bryan Fairbanks

Thanks, Ryan.

Operator

Our next question comes from Collin Verron with Deutsche Bank. Please go ahead.

Collin Verron

Hi. Thanks for taking my question. I was just hoping you could provide some more color just how you're thinking about sell-out demand through the rest of the year, just given the moves in the inventory last year. I think if you just add back sort of the destocking that you guys called out previously, it puts you above the high end of your 7% range. So, I was just curious as to how you're thinking about maybe sell-out to the rest of the year and maybe channel inventories.

Bryan Fairbanks

Over the course of the year, we've got 5% to 7% growth, and that's the kind of sell-out that we expect on a full-year basis. We're in the third quarter. So, it's still one of the stronger quarters from an overall volume perspective, Q2 and Q3 in this seasonal business. The timing of our inventory going into the channel can be different from when the channel sells it out. We have to make sure that it is well stocked as we get through early buy and the season kicks off in the second quarter.

The team did a great job in making sure that the channel was very well serviced in the second quarter, made sure that all the products were available for their consumers along the way. But we're comfortable where inventories were coming out of the second half of the year to be able to support our growth expectations.

Collin Verron

Okay. And then in the press release, you guys talked about taking some prices for tariffs. I guess any color to the pricing actions that you've taken in 2025? What percentage of the portfolio that's impacting?

Bryan Fairbanks

We did take pricing. There was a mid-single-digit increase across many of our decking products. We did not elect to take it on our railing products.

Collin Verron

Great. Thank you for the color. I'll pass it along.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Ketan Mamtora with BMO Capital Markets. Please go ahead.

Ketan Mamtora

Good afternoon and thanks for taking my question. Maybe the first one, does the sort of Q4 production contemplate any inventory building in the channel given that you are sort of level loading now?

Bryan Fairbanks

I would expect both our inventory to be similar to last year, as Brenda mentioned, and I would expect the channel inventory to be similar to where it was last year as well.

Ketan Mamtora

Understood. Okay. And then, Bryan, any sort of thoughts around capital allocation, given this is sort of the last big year for the Arkansas investment. How are you thinking about it, especially as you think about next year?

Bryan Fairbanks

Yes. We will see considerable increase in free cash flow generation. We're seeing it this year, but we'll even see it to a larger degree next year as a lot of the investment for Little Rock will be behind us, and we'll continue to grow from there. We will continue to look at our priorities. First would be organic growth opportunities. Second would be any acquisition opportunities in the marketplace.

And I'm pleased with the low debt level that we have, high cash-generating opportunities that I think there may be some interesting things in the marketplace. And then finally, share buyback. So, we do have an approved share buyback program for up to roughly 10% of the company, and we've been active on that in the past and expect that we'll be active in the future.

Ketan Mamtora

Very helpful. I'll jump back in the queue. Thank you.

Bryan Fairbanks

Thanks.

Operator

Next question comes from Michael Rehaut with JPMorgan. Please go ahead.

Michael Rehaut

Thanks. Good afternoon, everyone. Thanks for taking my questions. I wanted to first go back to one of your comments earlier, Bryan, in the prepared remarks about taking about 170 basis points from wood decking. I think that was over the last 12 months. How does that compare to maybe the rate of share gain over the past couple of years? And I'm just kind of curious what -- there's kind of obviously a limited amount of data sources for the decking market if you're working off of specific data aggregation sources that help inform you in the rate of change?

Bryan Fairbanks

Yes. So it's 170 basis points over the last 18 months. Remember, over the last couple of years, the low-end consumer has been relatively weak. In many cases, that is going to be your biggest part of the wood conversion marketplace. As that consumer comes back again, I expect that, expansion will go from there. It's been up and down over the past couple of years. Anywhere from 50 basis points during the pandemic, we were at 300 basis points. The following year went down to 100 basis points.

I think the most important part of this is that in spite of a weak Repair and Remodel marketplace, we are still seeing people make the decision to move over to composites rather than installing wood. So how do we get that information? We do use external services to be able to get that information, but we also can talk with our channel partners and understand what they're seeing in their business of how are their composite sales doing against wood compared to prior years. So, we've got a number of ways that we can triangulate on that.

Michael Rehaut

Okay. Great. And I appreciate that. And I guess just secondly, following up on a previous question around price. I was a little surprised to hear you say that you're taking price in decking, which I assume is your core composite decking products, which are not as impacted by the tariffs on steel and aluminum. So, I was just trying to – you know maybe if you could talk about kind of the pricing strategy for that segment of your product segment and maybe on a bigger picture level, when we think about the 5% to 7% growth, how much of that is coming from price versus volume?

Bryan Fairbanks

I'm not going to get into our pricing strategy here on an open call with it. And we haven't provided the exact amount of pricing either. We've given you revenue for the full year. So, there are a couple of things that we're not going to discuss here today.

Michael Rehaut

Okay. Thanks very much.

Operator

Our next question comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Hi, guys. Thanks for taking my questions as well. The first one is, you guys mentioned some adverse weather conditions in the second quarter. Is there any way to sort of size the impact of that?

Bryan Fairbanks

It's really difficult to try to size that. We did definitely see weaker sales as we were going through the adverse weather period. It is very clear what we were seeing, but we've not tried to size what that would have been.

John Lovallo

Okay. Understand. And then...

Brenda Lovcik

I think we just wanted to commend the team because they outperformed despite that weather that everybody was talking about.

John Lovallo

Okay. Got it. And then I guess just more strategically speaking here, if the consumer were to weaken and demand for decking and railing were slow, I mean, how would that impact, if at all, your new product introductions?

Bryan Fairbanks

I don't think it would impact our new product introductions at all. We would continue moving forward. With that, we would address our production capacity, what we're running, but it wouldn't impact our R&D. Those are long-term investments we're making into making sure we have the right products in the market to be competitive over the long term. So, I really don't see any impact from that perspective.

John Lovallo

Okay. Appreciate the time.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Trevor Allinson with Wolfe Research. Please go ahead.

Trevor Allinson

Hi, good evening. Thank you for taking my questions. Bryan, I had a follow-up question on your comments regarding capital allocation. You mentioned M&A, which is something you guys have not done a lot of historically. Do you think M&A is going to be a bigger part of the capital allocation moving forward as you start to generate more free cash flow here?

Bryan Fairbanks

Well, it's been a very low part of our capital allocation. So yes, it's safe to say that there will be opportunities as we look out in the coming years that we'll be looking at.

Trevor Allinson

Okay. Makes sense. And then second question would be related and a question on CapEx. You’re through the majority of the build-out of Little Rock, how should we think about CapEx stepping down next year versus where it's at this year?

Brenda Lovcik

Original Commentary:

Yes. So, we're guiding roughly 1% of our net sales is roughly what we think the ongoing capital requirements will be going forward. So, it would be like $50 million to $60 million a year.

Corrected Commentary:

We estimate that 5-6% of revenue will be maintenance of business capital spending, beyond that we will have organic growth and costs savings capital spending. We will see considerable step down in spending as Little Rock nears completion.

Bryan Fairbanks

5% to 6%.

Brenda Lovcik

Original Commentary:

No, 1% of -- sorry, it’s 50 to 60 -- sorry, 50% to 60%, or $50 million to $60 million on an annual basis.

Corrected Commentary:

We estimate that 5-6% of revenue will be maintenance of business type capital spending, beyond that we will have organic growth and costs savings capital spending. We will see considerable step down in spending as Little Rock nears completion.

Bryan Fairbanks

On a maintenance of business perspective. And then any additional cost savings or organic growth opportunities beyond that. So, yes, you'll see a considerable step down. And there will be some Little Rock spending that does carry out into next year, but as we mentioned before, it will decline considerably.

Trevor Allinson

All right. Thank you for all the color. Good luck moving forward.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hi. Good morning, everyone. And I also wanted to say best of luck to Brenda on your next endeavors. I guess, one thing I wanted to touch on was just kind of -- this might be a little bit bigger picture, but you're seeing any kind of demand shifts you're seeing from the Pro versus the DIY channel? You mentioned DIY had been a little bit slower, but you've introduced some new products there, particularly with heat-mitigation technology and such, but any shift in the demand trends you're seeing in Pro versus DIY?

Bryan Fairbanks

What we are seeing is a very aggressive home center channel, especially in going after the Pro business. So, it's serving a little bit different customer to that level of Pro compared to what they've done historically, but I do expect they will continue to be aggressive. And I expect our Pro channel customers, they understand what they're going after as well and they'll rise to meet the occasion from a competitiveness perspective.

Trey Grooms

Okay. That makes sense. And then on the -- kind of continuing with the new products, clearly, now a much more meaningful part of the business. Railing is strong. You guys pointed that out, but any other new – excuse me new products that you could highlight that are driving this?

Bryan Fairbanks

Well, we've talked about the new decking products. We have our continued additions within the Lineage product line. Select was just launched in the second quarter of this year, Select decking. And then, of course, the railing products that have come. So, it's been a pretty busy year at this point from a product perspective. Team's got some nice things in the pipeline coming down the path here. And stay tuned, we'll talk about them as they hit the market.

Trey Grooms

Okay. Sounds good, Bryan. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey, guys. Appreciate all the great color. Any thoughts -- any color on how your demand outlook has shaped up this year, whether it's the high end or the low end of the consumer? And the mid-single-digit price increase, I suspect, was not in the guide coming into the year. So, is that a source of upside? Or is it reflecting that demand perhaps a little softer in general?

Bryan Fairbanks

Well, we did mention that the second quarter because of the weather was a little softer. So no, we are not taking guidance up with that. So, if we see the consumer continue to behave at the levels we expected, there could be some upside to that number.

Phil Ng

Okay. But your view is demand hasn't materially changed outside of wet weather and the demand case reasonably.

Bryan Fairbanks

It's been in line with what we expected for the year. That's correct.

Phil Ng

Okay. And then, Bryan, you mentioned M&A, more to do things that are interesting out there. Can you expand a little bit in terms of what could be interesting to you? I mean, you've been kind of growing railing on your own organically. So new categories that you're perhaps not in. I mean your biggest competitor obviously expanded into something different. So just give us a little more color - bolt-ons, new categories, technology - on the M&A side that's potentially interesting to you?

Bryan Fairbanks

Yes. It could be any of those sort of things. Outdoor living is going to be, of course, the theme that we've always had as an organization, and we'll continue to look for opportunities that can deliver the kind of shareholder returns that our shareholders expect.

Phil Ng

Okay. Is there any margin threshold that you need because you have a very, very high bar. So that's been an element that's restricted you in the past, but just any thoughts on that front as well.

Bryan Fairbanks

From a margin perspective, we recognize it's very difficult to find organizations that are going to be Trex-level gross margin and EBITDA margin. But clearly, there are opportunities to generate considerable shareholder value at something less than that. So, in a perfect world, I'd love to find everybody who looks just like us.

The reality is it's probably something different. But I think the opportunity is because of our ability to reduce costs in organizations, the capabilities around that, that we could take somebody who may be a little bit lower on the margin side and have considerable improvement once as part of the Trex system.

Phil Ng

Okay. Appreciate all the great color. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Kurt Yinger with D.A. Davidson. Please go ahead.

Kurt Yinger

Great. Thanks, and good afternoon. I think sales in Q1 were up 2% if we kind of took out the prior year load-in, plus 3% this quarter. Is that at a high level how we should think about kind of sell-through through the first half? Is that relatively in line at least with the visibility to that element that you guys have?

Bryan Fairbanks

Yes, low-to-mid-single digit.

Kurt Yinger

Okay. And then on the Enhance profile change, I know you called out that you'll be moving past some of the expenses around reengineering that. If I understand correctly, there's also going to be kind of a material added relative to what the previous profile was. Is there a way to think about kind of the lasting go-forward impact of that? Or is it something we should be aware of?

Bryan Fairbanks

No, I wouldn't say it's material enough that it's anything to be concerned about.

Kurt Yinger

Okay. Thank you.

Operator

Our next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Hey. Good evening, everyone. Thanks for taking the questions. I wanted to ask about the retail channel. You've had some, I guess, competitive capacity investments out there and other folks talking about trying to push harder into that channel. Can you just speak a little bit about kind of your own medium- to longer-term positioning in retail? And how do you sort of effectively defend your kind of leading position in that channel? Thank you.

Bryan Fairbanks

Well, I think first and foremost, it's about sales. And we have a material amount of sales at both of the home centers. We also have long-lasting relationships with the home centers. They know what Trex is going to do for them. We understand what their strategies are, recognizing the strategy between the two players may be different from time to time. We fully respect that, and we work with those management teams.

And it's been an important part of our growth as we go forward, as is the Pro channel. Great relationships in the Pro channel. We understand what makes them tick and how Trex needs to provide them services in a differentiated manner than we do the home center so that everybody can grow effectively.

Matthew Bouley

Okay. Got it. Thank you for that, Bryan. And then secondly, maybe not to throw too many numbers out there, but if I'm taking that EBITDA margin guide of sort of 32% and then 31% in the second half. And then if I'm taking, I guess, the gross margin from the press release, where you talked about the 100 basis points in Q3, which I guess would be 42.5% and then your overall SG&A guide for the full year.

I think there's enough puzzle pieces, but it would seem to suggest that the gross margin would actually be higher in the fourth quarter relative to the third quarter. So, I just really wanted to double-click on that and make sure we're kind of getting that Q3 and Q4 gross margin right. Or was the expectation that Q3 would actually be the peak gross margin for the year? Thank you.

Brenda Lovcik

Q3 will be the peak gross margin for the year, and then Q4, you will see come down.

Matthew Bouley

Okay. And then everything else we can kind of fit in the puzzle.

Brenda Lovcik

Exactly. The SG&A, we typically spend more in Q3, and then you start to see that also come down in Q4. So that's another area where you'll see some improvement from a margin perspective.

Matthew Bouley

Okay. Thanks for clearing that up, Brenda. Thanks, and good luck.

Brenda Lovcik

Yes. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Steven Ramsey with Thompson Research Group. Please go ahead.

Steven Ramsey

Hi. Good evening. I wanted to clarify the new products being 22% of both trailing 12-month and Q2 only sales, make sure I'm getting that data point. Secondly, on that, it looks like new products had tremendous growth year-over-year and maybe implies that non-new products, older products did not do as well. Maybe you can parse out those two things and the cannibalization rate that's within that aside from new products expand in the market.

Bryan Fairbanks

Yes, I think it's important to recognize, in many cases, new products, especially on decking. We're making sure that we're staying up with the styling trends as well as adding new features like heat-mitigating technology for our consumers. So, it's fully expected that you would see some fall off in some of those older product lines as compared to the new ones that we're launching as a replacement.

Steven Ramsey

Okay. Helpful. And then directionally, with new products being such a heavy load in 2025, I'm not sure how it relates to '26, but do you expect to leverage SG&A in 2026 on a full year basis, given those factors?

Bryan Fairbanks

Too early to say. There's a lot of competitive dynamics in the marketplace at this point, and we'll provide additional color on that as we get closer to the 2026 timeframe.

Steven Ramsey

Fair enough. Thank you.

Conclusion

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

Bryan Fairbanks

Thank you for everybody's questions today, and we look forward to interacting with many of you in the coming weeks. Good evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.